Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074
Prospectus Supplement to the Prospectus dated December 1, 2005 and the Prospectus Supplement dated December 1, 2005 — No. 603
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$374,513,000
Index-Linked Notes due 2007
(Linked to the MSCI® Daily Total Return Net Emerging Markets Index)

      The amount that you will be paid on your note on the stated maturity date (May 30, 2007, unless extended due to market disruption or non-business days) will be based on the performance of the MSCI® Daily Total Return Net Emerging Markets Index during the period from the trade date (December 5, 2006) to the determination date (the fifth trading day prior to the stated maturity date, unless extended due to market disruption events or non-business days).
      You could lose all or a substantial portion of your investment in the notes. If the final index level on the determination date is less than the initial index level of 307.937, the payment amount you will receive on the stated maturity date, if any, will equal the face amount of your note reduced by the same percentage decrease in the index. We will not pay interest on the notes and we will not pay any other amount with respect to the notes prior to the stated maturity.
      The face amount of each note is $1,000. We will determine the amount to be paid to you at maturity for each $1,000 face amount of notes by first determining the index performance. The index performance will be determined by dividing the final index level on the determination date by the initial index level of 307.937. We will then calculate the amount, if any, that you will be paid on the stated maturity date for each $1,000 outstanding face amount of notes by multiplying the face amount of $1,000 by the index performance.
      Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-8.
      Your investment in the notes involves a number of risks. We encourage you to read “Additional Risk Factors Specific To Your Note” on page S-3 so that you may better understand those risks.
Original issue date (settlement date): December 12, 2006
Original issue price: 100.13% of the face amount
Underwriting discount: 0.05% of the face amount
Net proceeds to the issuer: 100.08% of the face amount

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

      Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated December 5, 2006.

      The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. This prospectus supplement contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

SUMMARY INFORMATION
     We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-8. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 1, 2005 as supplemented by the accompanying prospectus supplement, dated December 1, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Index: MSCI® Daily Total Return Net Emerging Markets Index (Bloomberg: “NDUEEGF”), which tracks the daily total return performance of the MSCI Emerging Markets Indexsm, measuring the market performance of the underliers, including price performance and income from dividend payments, which are reinvested in the index value net of deduction for withholding taxes
Face amount: each note will have a face amount equal to $1,000; $374,513,000 in the aggregate for all the offered notes
Payment amount: on the stated maturity date, we will pay for each $1,000 face amount of notes outstanding an amount, if any, in cash equal to:

(1)	the outstanding face amount of each note multiplied by

(2)	the index performance.
Trade date: December 5, 2006
Initial index level: 307.937
Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Note — Consequences of a Market Disruption Event” on page S-9 and subject to adjustment as provided under “Specific Terms of Your Note — Discontinuance or Modification of the Index” on page S-9
Index performance: the result of the final index level divided by the initial index level, expressed as a percentage
Stated maturity date: May 30, 2007, subject to extension for up to six business days
Determination date: the fifth trading day prior to May 30, 2007, unless extended for up to five business days
No interest: the offered notes will not bear interest
No Listing: the notes will not be listed on any securities exchange or interdealer market quotation system
CUSIP: 38144G465
ISIN: US38144G4652
Calculation agent: Goldman, Sachs & Co.
Business day: as described on page S-11
Trading day: as described on page S-11

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 1, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the underlying stocks, i.e., the stocks underlying the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Note is Not Protected
       Our cash payment on your note on the stated maturity date will be based on the final index level. You could lose all or a substantial portion of your investment in the notes. If the final index level on the determination date is less than the initial index level of 307.937, the payment amount you will receive on the stated maturity date, if any, will equal the face amount of your note reduced by the same percentage decrease in the index. In addition, you may lose a portion of your investment if the index level has not risen sufficiently such that the payment amount on the stated maturity date is greater than the face amount of your note plus the 0.13% premium payable upon purchase thereof.
       Also, the market price of your note prior to the stated maturity date may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
Your Note Does Not Bear Interest
       You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the outstanding face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
An Investment in The Notes is Subject to Risks Associated With Foreign Securities Markets
       The MSCI® Daily Total Return Net Emerging Markets Index tracks the daily total return performance of the MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM consists of 25 emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of those countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the MSCI Emerging Markets IndexSM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
       Securities prices in the foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region.

Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
       The countries whose indices are represented by the MSCI Emerging Markets IndexSM include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways
       When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.
       The Index Level Will Affect the Market Value of Your Note
       We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the index has risen above or has fallen below the initial index level. Changes in the dividend rates of the stocks underlying the index or the withholding tax rates applicable to the calculation methodology of the index may affect the level of the index and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks underlying the index may also affect the level of the index and, indirectly, the market value of your note.
       You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.
       Changes in Our Credit Ratings May Affect the Market Value of Your Note
       Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the index and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.
If the Level of the Index Changes, the Market Value of Your Note May Not Change in the Same Manner
       Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. Even if the level of the index increases above the initial index level during the life of the offered notes, the market value of your note may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.
Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Underlying Stocks May Impair the Value of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing instruments linked to the index or underlying stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps also the underlying stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the underlying stocks. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the underlying stocks — and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
       Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the underlying stocks or instruments whose returns are linked to the index or underlying stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the underlying stocks — and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the underlying stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.
You Have No Shareholder Rights or Rights to Receive any Stock
       Investing in your note will not make you a holder of any of the underlying stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. Your note will be paid in cash, and you will have no right to receive delivery of any underlying stocks.
Our Business Activities May Create Conflicts of Interest Between You and Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the underlying stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future,

engage in business with the issuers of the underlying stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the index and some or all of the issuers of the underlying stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Note, When Your Note Matures and the Amount You Receive at Maturity
       As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final index level on the determination date, which we will use to determine the amount we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See “Specific Terms of Your Note” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between You and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies of the Index Sponsor and Changes That Affect the Index, the Emerging Markets Country Indices or the
Underlying Stocks Could Affect the Amount Payable on Your Note and Its Market Value
       The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of emerging markets country indices comprising the index or of the underlying stocks comprising any of those indices, and the manner in which changes affecting those indices or stocks (such as rebalancing of the indices or splits in the underlying stocks) are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index level on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date and the amount payable on your note more fully under “Specific Terms of Your Note — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.
There is No Affiliation Between the Underlying Stock Issuers or the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by Any of the Underlying Stock Issuers or the Index Sponsor
       Goldman Sachs is not affiliated with the issuers of the underlying stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the underlying stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or any of the underlying stock issuers. You, as an investor in your note, should make your own investigation into the index and the underlying stock issuers. See “The Index” below for additional information about the index.
       Neither the index sponsor nor any of the underlying stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsor nor any of the underlying stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.
Your Note May Not Have an Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.
We Can Postpone the Stated Maturity Date If a Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that day.
Certain Considerations for Insurance Companies and Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
The Tax Consequences of an Investment in Your Note Are Uncertain
       The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTE
     Please note that in this section entitled “Specific Terms of Your Note”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
       This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:
       No interest: we will not pay interest on your note
       Specified currency:

•	U.S. dollars (“$”)
       Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
       Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof
       Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
       Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•	a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your note will have the meaning described under “— Special Calculation Provisions” below
       Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your note in more detail below.
Index, Index Sponsor, Emerging Market Country Indices and Underlying Stocks
       In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the emerging market country indices or the constituent country indices as of any time, we mean the indices that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the underlying stocks as of any time, we mean the stocks that comprise the emerging market country indices as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
       The payment amount, if any, for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to the outstanding face amount of each note multiplied by the index performance. The index performance will be calculated by dividing the final index level by the initial index level.
       The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.
Stated Maturity Date
       The stated maturity date will be May 30, 2007 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after May 30, 2007 or, if May 30, 2007 is not a business day, later than the sixth business day after May 30, 2007. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day prior to May 30, 2007 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than May 30, 2007 or, if May 30, 2007 is not a business day, later than the first business day after May 30, 2007.
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.
       If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that day.
Discontinuance or Modification of the Index
       If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
       If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.
       If the calculation agent determines that the index, the emerging market country indices comprising the index or the method of calculating the index or those component indices is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the emerging market country indices, or of the underlying stocks comprising those indices, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the underlying stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.
       All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
       Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
       The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, trading days, the determination date, the index return, the final index level, the default amount and the payment amount on your note, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is a business day as defined in the accompanying prospectus.
Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the index sponsor is open for business and the index is calculated and published by the index sponsor.
Default Amount
       The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
       The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
       If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
Qualified Financial Institutions
       For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
       Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in underlying stocks constituting 20% or more, by weight, of the index or any constituent country index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or any constituent country index or to underlying stocks constituting 20% or more, by weight, of the index or any constituent country index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	underlying stocks constituting 20% or more, by weight, of the index or any constituent country index, or option or futures contracts relating to the index or any constituent country index or to underlying stocks constituting 20% or more, by weight, of the index or any constituent country index, if available, are not trading on what were the respective primary markets for those underlying stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
       The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index or any constituent country index or to any underlying stock.
       For this purpose, an “absence of trading” in the primary securities market on which an underlying stock or any constituent country index, or on which option or futures contracts relating to the index or an underlying stock or any constituent country index, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlying stock or in option or futures contracts relating to the index or an underlying stock or any constituent country index, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
       As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTE
       The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.
       The levels in the left column of the table represent hypothetical closing levels for the index on the determination date and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index levels, and are expressed as percentages of the face amount of a note. These hypothetical payment amounts do not take into account any taxes you may owe as a result of owning a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would pay for the outstanding face amount of your note on the stated maturity date would equal 100% of the outstanding face amount of your note, or $1,000, based on the corresponding hypothetical final index level and the assumptions noted below.
       The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. For more information on the value of your note in the secondary market, see “The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

No market disruption event occurs

No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index
       The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.
       For these reasons, the actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see “The Index — Historical Closing Levels of the Index” below.
       Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the underlying stocks.
       Also, the hypothetical example shown below does not take into account the effects of applicable taxes.

Hypothetical Final	Hypothetical
Index Level as	Payment Amounts
Percentage of Initial	as Percentage
Index Level	of Face Amount

175%	175%
150%	150%
125%	125%
100%	100%
75%	75%
50%	50%
25%	25%
0%	0%

       Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and a derivative, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final index level on the determination date or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the determination date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the initial index level and on the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the tables above.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of instruments linked to the index, the constituent country indices or underlying stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index, the constituent country indices or the underlying stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index, the constituent country indices or some or all of the underlying stocks,

•	may take or dispose of positions in the securities of the underlying stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets of some or all of the emerging market countries which the index tracks, and/or

•	may take short positions in the underlying stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.
       We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index, the constituent country indices or the underlying stocks. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlying stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the underlying stocks or constituent country indices designed to track the performance of the stock exchanges or other components of the equity markets of some or all of the emerging market countries of which equity markets the index tracks.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific to Your Note — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Underlying Stocks May Impair the Value of Your Note” and “— Our Business Activities May Create Conflicts of Interest Between You and Us” above for a discussion of these adverse effects.

THE INDEX
       The MSCI® Daily Total Return Net Emerging Markets Index tracks the daily total return performance of the MSCI Emerging Markets IndexSM, measuring the market performance including price performance and income from dividend payments. Cash dividends are reinvested in the index the day the security is quoted ex-dividend. The dividends are reinvested net of deduction for withholding tax, applying the rate to non-resident individuals who do not benefit from double taxation treaties. MSCI uses withholding tax rates applicable to Luxembourg holding companies, as Luxembourg applies the highest rates. The MSCI Emerging Markets IndexSM was developed by Morgan Stanley Capital International Inc. as an equity benchmark for international stock performance. The MSCI Emerging Markets IndexSM is designed to measure equity market performance in the global emerging markets. As of October 31, 2006, the MSCI Emerging Markets IndexSM consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of October 31, 2006, the three largest stocks of the MSCI Emerging Markets IndexSM were Samsung Electronics Co. Ltd., OAO Gazprom and Taiwan Semiconductor Manufacturing Co., Ltd. and its three largest industries were banks, energy and materials. Additional information is available on the website http://www.msci.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.
Historical Closing Levels of the Index
       The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your note. You should not take the historical levels of the index as an indication of the future performance. We cannot give you any assurance that the future performance of the index or the underlying stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.
       The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.
       The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2004, 2005 and 2006, through December 5, 2006. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Final Closing Levels of the Index

	High	Low	Close

2004
Quarter ended March 31	157.595	142.494	156.032
Quarter ended June 30	161.078	128.722	140.996
Quarter ended September 30	153.24	136.824	152.472
Quarter ended December 31	178.759	152.504	178.759
2005
Quarter ended March 31	194.849	170.944	181.972
Quarter ended June 30	191.695	175.052	189.477
Quarter ended September 30	223.495	188.841	223.495
Quarter ended December 31	239.917	204.244	239.535
2006
Quarter ended March 31	269.303	239.826	268.317
Quarter ended June 30	301.301	228.136	256.681
Quarter ended September 30, 2006	272.891	244.221	269.212
Quarter ending December 31, 2006 (through December 5, 2006)	307.937	267.926	307.937
Closing level on December 5, 2006			307.937

License Agreement
       We have entered or expect to enter into a non-exclusive license agreement with Morgan Stanley Capital International Inc., whereby The Goldman Sachs Group, Inc., in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered financial securities. We are not affiliated with Morgan Stanley Capital International Inc.; the only relationship between Morgan Stanley Capital International Inc. and The Goldman Sachs Group, Inc. is the licensing of the use of the index and trademarks relating to the index.
       The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. This prospectus supplement contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
       THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.
       ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR

USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/ OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
       No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
       All disclosures contained in this prospectus supplement regarding the index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Morgan Stanley Capital International Inc. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
       The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. Moreover, it applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
       The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
United States Holders
General
       If you are a United States holder, you will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a prepaid forward contract on the index on the payment date, for which payment was made on the issue date.
       If your notes are characterized as described above, your tax basis in your notes generally would equal your cost for your notes. Upon the sale, exchange, or maturity of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss.
       There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a short-term debt obligation. See “United States Taxation — United States Holders — Short-Term Debt Securities” in the accompanying prospectus.
United States Alien Holders
       If you are a United States alien holder whose ownership of notes is not effectively connected with a United States trade or business, under present United States federal income and estate tax law and subject to the discussion of backup withholding below, no deduction for any United States federal withholding tax would be made from any gain that you realize or amount that you receive on the sale, exchange or other disposition of your notes.
       If you are an individual who at death is not a citizen or resident of the United States, the fair market value of any notes held by you at the time of your death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual Unites States alien holders should consult their own tax advisors concerning the United States tax consequences, if any, of investing in the notes.
Backup Withholding and Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $77,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$374,513,000
The Goldman Sachs
Group, Inc.
Index-Linked Notes
due 2007
(Linked to the MSCI® Daily Total Return Net Emerging Markets Index)
Medium-Term Notes, Series B

Goldman, Sachs & Co.